EXHIBIT 107

Calculation of Filing Fee Table

424(b)(7)

(Form Type)

NASDAQ INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Newly Registered Securities

Fees to be Paid	Equity	Common Stock $0.01 par value	457(r)(1)	85,608,414(2)	$59.90(3)	$5,127,943,999	.00014760	$756,884.54

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amount					$5,127,943,999	—	$756,884.54

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$756,884.54

(1) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fee in connection with the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-279011) paid herewith.

(2) Consists of up to 85,608,414 shares of the registrant’s common stock issuable in connection with the resale or other distribution by the selling shareholder referenced in the prospectus supplement.

(3) Estimated solely for the purposes of computing the registration fee with respect to 85,608,414 shares of common stock pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock on the NASDAQ Global Select Market on April 30, 2024.